Exhibit 99.1

GM FINANCIAL REPORTS FULL YEAR AND FOURTH QUARTER 2023
OPERATING RESULTS

•Full year net income of $2.2 billion; fourth quarter net income of $532 million
•Full year retail loan and operating lease originations of $53.1 billion; $12.6 billion for the fourth quarter
•Earning assets of $117.6 billion at December 31, 2023
•Available liquidity of $30.9 billion at December 31, 2023

FORT WORTH, TEXAS January 30, 2024 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $532 million for the quarter ended December 31, 2023, compared to $558 million for the quarter ended September 30, 2023, and $605 million for the quarter ended December 31, 2022. Net income for the year ended December 31, 2023 was $2.2 billion, compared to $3.1 billion for the year ended December 31, 2022.

Retail loan originations were $8.3 billion for the quarter ended December 31, 2023, compared to $9.5 billion for the quarter ended September 30, 2023, and $8.3 billion for the quarter ended December 31, 2022. Retail loan originations for the year ended December 31, 2023 were $36.0 billion, compared to $34.8 billion for the year ended December 31, 2022. The outstanding balance of retail finance receivables, net of fees was $72.7 billion at December 31, 2023, compared to $71.7 billion at September 30, 2023 and $65.3 billion at December 31, 2022.

Operating lease originations were $4.3 billion for the quarter ended December 31, 2023, compared to $4.3 billion for the quarter ended September 30, 2023, and $3.5 billion for the quarter ended December 31, 2022. Operating lease originations for the year ended December 31, 2023 were $17.1 billion, compared to $14.4 billion for the year ended December 31, 2022. Leased vehicles, net was $30.6 billion at December 31, 2023, compared to $31.1 billion at September 30, 2023 and $32.7 billion at December 31, 2022.

The outstanding balance of commercial finance receivables, net of fees was $14.3 billion at December 31, 2023, compared to $12.2 billion at September 30, 2023 and $11.3 billion at December 31, 2022.

Retail finance receivables 31-60 days delinquent were 2.3% of the portfolio at December 31, 2023 and 2.1% at December 31, 2022. Accounts more than 60 days delinquent were 0.8% of the portfolio at December 31, 2023 and 0.7% at December 31, 2022.

Annualized net charge-offs were 1.2% of average retail finance receivables for the quarter ended December 31, 2023 and 0.9% for the quarter ended December 31, 2022. For the year ended December 31, 2023, net charge-offs were 0.9%, compared to 0.7% for the year ended December 31, 2022.

The Company had total available liquidity of $30.9 billion at December 31, 2023, consisting of $5.3 billion of cash and cash equivalents, $21.9 billion of borrowing capacity on unpledged eligible assets, $0.7 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $27 million for the quarter ended December 31, 2023, compared to $33 million for the quarter ended September 30, 2023 and $25 million for the quarter ended December 31, 2022. Earnings for the year ended December 31, 2023 were $138 million, compared to $173 million for the year ended December 31, 2022.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter and full year ended December 31, 2023 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue
Finance charge income	$1,725	$1,291	$6,204	$4,521
Leased vehicle income	1,808	1,844	7,266	7,811
Other income	210	142	754	434
Total revenue	3,742	3,277	14,224	12,766
Costs and expenses
Operating expenses	458	460	1,818	1,662
Leased vehicle expenses	1,000	1,017	4,047	3,668
Provision for loan losses	293	154	826	654
Interest expense	1,311	897	4,685	2,881
Total costs and expenses	3,062	2,528	11,376	8,864
Equity income	27	25	138	173
Income before income taxes	707	775	2,985	4,076
Income tax provision	175	169	741	992
Net income (loss)	532	605	2,245	3,084
Less: cumulative dividends on preferred stock	30	30	119	119
Net income (loss) attributable to common shareholder	$502	$576	$2,126	$2,966

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$5,282	$4,005
Finance receivables, net of allowance for loan losses $2,344 and $2,096	84,637	74,514
Leased vehicles, net	30,582	32,701
Goodwill and intangible assets	1,184	1,171
Equity in net assets of nonconsolidated affiliates	1,670	1,665
Related party receivables	540	495
Other assets	8,116	7,995
Total assets	$132,011	$122,545
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$45,243	$42,131
Unsecured debt	60,084	54,723
Deferred income	2,313	2,248
Related party payables	445	115
Other liabilities	8,383	8,318
Total liabilities	116,468	107,535
Total shareholders' equity	15,542	15,010
Total liabilities and shareholders' equity	$132,011	$122,545

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended December 31,		Years Ended December 31,
Originations	2023	2022	2023	2022
Retail finance receivables originations	$8,272	$8,329	$35,977	$34,760
Lease originations	$4,280	$3,511	$17,113	$14,427

	Three Months Ended December 31,		Years Ended December 31,
Average Earning Assets	2023	2022	2023	2022
Average retail finance receivables	$72,449	$64,695	$69,678	$61,650
Average commercial finance receivables	12,953	10,369	11,646	8,350
Average finance receivables	85,402	75,064	81,324	70,000
Average leased vehicles, net	30,781	33,218	31,521	35,271
Average earning assets	$116,183	$108,282	$112,845	$105,271

Ending Earning Assets	December 31, 2023	December 31, 2022
Retail finance receivables, net of fees	$72,729	$65,322
Commercial finance receivables, net of fees	14,251	11,288
Leased vehicles, net	30,582	32,701
Ending earning assets	$117,562	$109,311

Finance Receivables	December 31, 2023	December 31, 2022
Retail
Retail finance receivables, net of fees	$72,729	$65,322
Less: allowance for loan losses	(2,308)	(2,062)
Total retail finance receivables, net	70,421	63,260
Commercial
Commercial finance receivables, net of fees	14,251	11,288
Less: allowance for loan losses	(36)	(34)
Total commercial finance receivables, net	14,216	11,254
Total finance receivables, net	$84,637	$74,514

Allowance for Loan Losses	December 31, 2023	December 31, 2022
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.2%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.3%	0.3%

Delinquencies	December 31, 2023	December 31, 2022
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	2.3%	2.1%
Greater than 60 days	0.8	0.7
Total	3.0%	2.8%

	Three Months Ended December 31,		Years Ended December 31,
Charge-offs and Recoveries	2023	2022	2023	2022
Charge-offs	$411	$327	$1,423	$1,138
Less: recoveries	(195)	(174)	(767)	(685)
Net charge-offs	$217	$153	$656	$453
Net charge-offs as an annualized percentage of average retail finance receivables	1.2%	0.9%	0.9%	0.7%

	Three Months Ended December 31,		Years Ended December 31,
Operating Expenses	2023	2022	2023	2022
Operating expenses as an annualized percentage of average earning assets	1.6%	1.7%	1.6%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com